SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2005

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On July 13, 2005, Environmental Power Corporation (the “Company”) entered into letter agreements (the “Letter Agreements”) with each of Joseph E. Cresci, its Chairman, and Donald A. Livingston, its Executive Vice President, (the “Executives”), regarding certain compensation, transition and retirement arrangements for the Executives. The Letter Agreements, which are effective as of July 13, 2005 (the “Effective Date”), provide for the following principal terms:

•	Each Executive will continue to serve in his current position as an employee of the Company until December 31, 2005, provided, however, that in the event that all of the Options (as defined below) are vested as of such date, the Board of Directors of the Company (the “Board”) may elect to extend such period of employment until no later than June 30, 2006, unless a later date is mutually agreed upon between the Company and the Executive (such date, as ultimately determined or agreed upon, being referred to as the “Retirement Date”).

•	During the period commencing on the Effective Date and ending on the Retirement Date (the “Transition Period”), the Company will continue to pay each Executive his current salary (currently $225,000 per year), and provide the Executive with his current benefits. In addition, provided the Executive continues to perform his duties to the Company for the entire Transition Period, then, for the 12-month period following the Retirement Date, the Company will continue to pay the Executive an amount equal to his current salary, plus such benefits as are currently enjoyed by such Executive. Thereafter, the Company will provide each Executive with family medical insurance until the Executive is eligible for Medicare.

•	Each Executive will mentor the president of the Company’s wholly owned subsidiary, Microgy, Inc. (“Microgy”), and such other officers or employees of the Company or Microgy as the Board may reasonably request, and will provide support for the business development efforts of the Company and its subsidiaries consistent with their historical positions, responsibilities and activities.

•	Effective as of the Effective Date, but subject to stockholder approval of the Company’s proposed 2005 Equity Incentive Plan (the “Plan”), the Company will grant each Executive a non-statutory stock option under the Plan to purchase up to 200,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Options”). The vesting of the Options will be based on the achievement of certain Company goals related to the business development efforts of Microgy, to which the Executives are expected to make a significant contribution during the Transition Period. The Options will vest as follows:

•	75% of the shares subject to each Option will vest if, on or before October 31, 2005, management has presented to the Board one or more agreements involving South-Tex Treaters, Inc. or a comparable provider of gas scrubbing equipment and services relating to one or more projects in the Southwestern United States providing for the development or construction of the equivalent of an aggregate of 10 digesters having a capacity of 700,000 gallons each, and the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

•	25% of the shares subject to each Option will vest if, on or before December 31, 2005, in addition to the projects referred to above, management has presented to the Board one or more agreements and/or a report regarding completed development steps pertaining to a second project or group of projects of an aggregate size comparable to the project or projects described above, and the Board has authorized further investment in such project or projects and, therefore, determined that the shares should vest.

•	In the event that, following the presentation of any project or projects to the Board as described above, if at any time during the 12-month period following such presentation, the Company, Microgy or any of their affiliates should later determine to invest any corporate resources (including the time of corporate personnel) in pursuit of such project or projects, then such investment will be deemed to have been approved by the Board within the time periods set forth above and the option shall be deemed to be vested as to the percentage of shares related thereto.

•	In the event that the Executive is terminated by the Board without cause prior to the Retirement Date, the Executive will be entitled to severance equal to 12 months’ of his current base salary, paid in accordance with the Company’s usual payroll practices, together with all other payments or benefits otherwise contemplated by the Letter Agreement. In addition, all Options would vest in full, except to the extent that such termination occurs after the date for satisfaction of the applicable vesting criteria and such vesting criteria have not been satisfied on or prior to such date.

The Letter Agreements are not intended to affect the continued service of the Executives as directors of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Kamlesh R. Tejwani
Kamlesh R. Tejwani
President and Chief Executive Officer

Dated: July 14, 2005

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